Exhibit 10(a)87

                       RETENTION AGREEMENT


This  Agreement  ("Agreement") is entered  into  between  Entergy
Services, Inc. ("Employer"), a Delaware   corporation  having  its
offices  in   New   Orleans, Louisiana, and Richard J. Smith
("Executive"), an individual residing in New Orleans, Louisiana. The effective date of this Agreement shall be the date upon which both parties have executed this Agreement, whether in multiple originals or otherwise ("Effective Date").

WHEREAS, Executive is currently employed by Employer, a System employer, and serves in the position of President, Retail
Operations;

WHEREAS. Entergy Corporation ("Company") has entered into an Agreement and Plan of Merger, by and among Company, FPL Group, Inc., WCB Holding Corp. (the "Merged Entity"), Ranger Acquisition Corp. and Ring Acquisition Corp., dated as of July 30, 2000 (the "Ring-Ranger Merger Agreement');

WHEREAS,  Employer  wishes  to  encourage  Executive  to   remain
employed by a System employer and provide services to the System;
and

WHEREAS, Executive wishes to remain in the employ of a System employer and to provide services to the System;

NOW, THEREFORE, in consideration of the service Executive will provide to Employer and other System Companies, the employment of Executive by Employer or by any other System Company, the intended
benefits to the System and Executive  as  a result   thereof,
and  the  mutual  promises,   covenants   and obligations   herein
contained,  including  new   promises   and additional
consideration. Employer and Executive agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Covenants Summarized. Employer and Executive covenant as follows:

   2.1 Employer's Covenants. In order to induce Executive to remain within the System, Employer agrees, under the conditions described herein, to pay Executive the payments and benefits described herein upon the circumstances described in Sections 3, 4 and 6 below. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and Employer, Executive shall not have any right to be retained in the employ of any System Company.

   2.2 Executive's Covenants. Executive agrees to the following:

        (a) For a period of two years following the Date of Termination, Executive shall not engage in any employment or other activity (without the prior written consent of Executive's System Company employer) either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity, that is
          (i) with an entity listed in the Standard & Poor's Electric Index or the Dow Jones Utilities Index; or
          (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Executive of this paragraph
          (a) of subsection 2.2, Executive shall repay to Executive's System Company employer, within 5 business days of Executive's System Company employer's written request therefor, any amounts previously paid to him pursuant to subsections 3.1 and 3.5, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections.

        (b) For a period of two years following the Date of Termination, Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which disrupts or impairs their normal operations, including actions or statements (i) that would harm the reputation of any System Company with its clients, suppliers, employees or the public; or
          (ii) that would interfere with existing or prospective contractual or employment relationships with any System Company or its clients, suppliers or employees. In the event of any violation by Executive of this paragraph (b) of this subsection 2.2, Executive shall repay to Executive's System Company employer, within 5 business days of Executive's System Company employer's written request therefor, any amounts previously paid to him pursuant to subsections 3.1 and 3.5, and Executive shall have no further entitlement to receive any additional payments or benefits under and of such subsections.

3. Compensation Upon Certain Events. This Section 3 sets forth the entitlement of Executive or his beneficiary(ies) to certain payments and benefits under specified circumstances described in each subsection, and, with the exception of subsections 3.1 and 3.2, in no event shall Executive and his beneficiary(ies) be entitled to payments and benefits under more than one such subsection.

   3.1 Retention Payments. If at the first anniversary of the Closing, Executive remains employed by the surviving merged entity, Executive shall receive payment of one-third of the Retention Bonus at such first anniversary date. If Executive remains employed by the surviving merged entity through and including the second anniversary of the Closing, then Executive shall receive payment of one-half of the remaining unpaid Retention Bonus at such second anniversary date. If Executive remains employed by the surviving merged entity through and including the third anniversary of the Closing, then Executive shall receive payment of the remaining unpaid Retention Bonus at such third anniversary date.

   3.2 Physical or Mental Illness. During any period that Executive fails to perform Executive's full-time duties within the System as a result of incapacity due to physical or mental illness. his System employer shall pay Executive's full salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of any compensation or benefit plan, program or arrangement (other than Company's short- or long-term disability plan, as applicable) maintained by Executive's System employer during such period, until Executive's employment is terminated by his System employer for Disability.

  3.3 Termination of Employment For Cause at Any Time. If Executive's employment with the System should be terminated for Cause at any time, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

   3.4 Termination of Employment by Executive Without Good Reason at Any Time. If Executive terminates employment with the System without Good Reason, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

  3.5 Qualifying Termination. If Executive's employment is terminated due to a Qualifying Termination, then Executive shall receive Executive's Accrued Obligations, Target LTIP Award, Other BOP Awards, Normal Post-Termination Compensation and Benefits, and any remaining unpaid Retention Bonus. Payment of the Retention Bonus shall be in lieu of any further salary payments to
       Executive for periods subsequent to the Date of Termination (if any) and in lieu of any retention, severance, termination or similar benefit otherwise payable to Executive under any plan, program, arrangement or agreement of or with any System Company.

   3.6 Termination On Account of Death or Disability. If Executive's employment should terminate on account of death or Disability before the earlier of the termination of the Merger Agreement or the third anniversary of the Closing, Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (in the event of Executive's death) shall receive Executive's Accrued Obligations, Target LTIP Award, Other EOP Awards, Normal Post-Termination Compensation and Benefits, and any remaining unpaid Retention Bonus.

   4.  Gross-Up Payment.

  4.1  Regardless  of whether Executive becomes entitled  to  any payments or benefits under this Agreement, if any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with any System Company) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, Executive's System Company employer shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

  4.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Closing, Executive's System Company employers independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

   4.3 In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Executive's System Company employer, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollarfor-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Executive's System Company employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and Executive's System Company employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

5.Rabbi  Trust: Timing of Payments. No later than 180  days  from the execution of this Agreement, Executive's System Company employer may deposit in the Trust for Deferred Payments of Entergy Corporation and Subsidiaries ("Trust") an amount as determined by the Auditor (as defined in Section 4.2) to be necessary to pay all amounts that would be due under this
  Agreement  if  Executive  experienced a Qualifying  Termination event on the Effective Date of this Agreement. Executive's System Company employer may deposit such additional amounts as determined by the Auditor from time to time to be necessary to pay amounts due under the Agreement. The payments provided in Sections 3 and 4 hereof shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Executive's System Company employer shall pay to Executive on such day an estimate, as determined in good faith by Executive's System Company employer, or, in the case of payments under Section 4 hereof, in accordance with Section 4 hereof, of the minimum amount of such payments to which Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent Executive's System Company employer fails to make such payments when due) at 120% of the rate provided in section 1 274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Executive's System Company employer to
  Executive, payable on the fifth business day after demand by Executive's System Company employer (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the
  Code). At the time that payments are made under this Agreement. Executive's System Company employer shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Executive's System Company employer has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). Notwithstanding any provision of this Section 5 to the contrary, if Executive is entitled to receive payment of a portion of the Retention Bonus in accordance with subsection 3.1, such benefit shall be payable under the circumstances described in subsection 3.1, without regard to termination of employment.

6.Legal Fees. Executive's System Company employer also shall  pay to Executive all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding  to  the extent attributable to the  application  of section 4999 of the Code to any payment or benefit provided hereunder. Any such payments shall be made within five (5) business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred as Executive's System Company employer reasonably may require.

7. Superceded Agreements and Benefits. This Agreement does not supercede the terms and conditions of Executive's participation in the System Executive Retirement Plan of Entergy Corporation and Subsidiaries and the Pension Equalization Plan of Entergy Corporation and Subsidiaries. Notwithstanding any other provision to the contrary, Executive acknowledges that benefits provided under this Agreement are in lieu of participation in, and any payment that might otherwise have been payable under, the System Executive Continuity Plan of Entergy Corporation and Subsidiaries and any other System severance or retention plan, and Executive hereby waives any right to participate in such plans.

8. Termination Procedures and Compensation During Dispute.

 8.1  Notice   of  Termination.  Any  purported  termination   of
       Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section
       8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause pursuant to clauses (a) or (b) of Section 14.6 is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the terminating employer's board of directors at a meeting of such board of directors which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before that board) finding that, in the good faith opinion of the board, Executive was guilty of conduct set forth in clause (a) or (b) of the definition of Cause herein, and specifying the particulars thereof in detail.

 8.2 Date of Termination. "Date of Termination," shall mean (a) if Executive's Employment is terminated for Disability, thirty
       (30) days after Notice of Termination
       is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (b) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Executive's System Company employer, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

 8.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 8.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by Executive only if such notice is given in good faith and Executive pursues the resolution of such dispute with reasonable diligence.

   8.4 Compensation During Dispute. If a purported termination occurs and the Date of Termination is extended in accordance with Section 8.3 hereof, Executive's System Company employer shall continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 8.3 hereof. Amounts paid under this Section 8.4 are in addition to all other amounts due under this Agreement (other than Executive's Accrued Obligations) and shall not be offset against or reduce any other amounts due under this Agreement.

9. No Mitigation. Executive's System Company employer agrees that Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Executive's System Company employer pursuant to Sections 3, 4, or 6 hereof or Section 8.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Executive's System Company employer, or otherwise (other than as otherwise provided in subsection
   2.2 (a) and (b)).

10.    Successors: Binding Agreement.

   10.1 In addition to any obligations imposed by law upon any successor to Executive's System Company employer, Executive's System Company employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Executive's System Company employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Executive's System Company employer would be required to perform it if no such succession had taken place. Failure of Executive's System Company employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of thisAgreement and shall entitle Executive to compensation from Executive's System Company employer in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to experience a Qualifying Termination, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

  10.2 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

11.    Settlement of Disputes: Arbitration.

  11.1 All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Executive's claim has been denied.

  11.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the metropolitan area in which Executive resides on the Date of Termination (or the date that the Merger Agreement is terminated, as applicable) in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in subsections 14.6 and 14.16 of this Agreement shall be applied by the arbitrator(s). Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12.    Protection of Information.

  12.1Position of Confidence. Executive acknowledges that his employment with Employer or any other System Company has placed him in a position to have access to or develop trade secrets or confidential information of any one or all of the System Companies and has placed Executive in a position to develop business good will on behalf of any one or all of the System Companies.

   12.2Information Obtained During Employment. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which were or are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment with any System Company employer, whether during business hours or otherwise and whether at the work site or otherwise, which relate to System Company business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer or other System Company employer and are and shall be such employer's sole and exclusive property. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Executive's System Company employer. Upon termination of Executive's employment with his System Company employer, for any reason, Executive shall promptly deliver the items referenced in this Section and all copies thereof, to his last System Company employer.

   12.3Confidentiality. Executive will not, at any time during or after Executive's employment with any System Company employer, make any unauthorized disclosure of any confidential business information or trade secrets of any System Company, or make any use thereof, except in the carrying out of Executive's employment responsibilities under this Agreement. As a result of Executive's employment under this Agreement, Executive may, from time to time, have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, or joint venturers of Employer or other System Companies, and Executive agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets.

  12.4Terms of the Agreement. Executive understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Executive shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than Executive's attorneys, tax advisors, or as required by law.

   12.5Assignment of Rights. Executive agrees to and hereby does assign to Executive's System Company employer all rights in and to all inventions, business plans, work models or procedures, whether patentable or not, which are made or conceived solely or jointly by Executive at any time during Executive's System Company employment or with the use of any System Company time and materials. Executive will disclose to such System Company all facts known to Executive concerning such matters and, at the System Company's expense, do everything reasonably practicable to aid it in obtaining and enforcing proper legal protection for, and vesting System Company in title to, such matters. Both during Executive's employment and thereafter, Executive shall assist Employer and its nominee, at any time. in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including, without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States or foreign countries.

   12.6Breach. Executive acknowledges and understands that Executive's breach of any provision of this Section would constitute a material breach of this Agreement and could subject Executive to disciplinary action, including, without limitation, termination of employment for Cause. Executive acknowledges that money damages would be an insufficient remedy for any breach of this Section by Executive, and Employer or any other System Company employer shall be entitled to enforce the provisions of this Section by terminating any payments then owing to Executive under this Agreement and/or to seek specific performance and injunctive relief as remedies for a breach or threatened breach of this Section. In the event of any breach or threatened breach of the confidentiality provisions of this Agreement, Executive acknowledges that irreparable injury could result to Employer and agrees that Employer shall be entitled to a temporary restraining order or injunction, without bond, restraining Executive from violating the confidentiality provisions of this Agreement, in addition to any other relief to which Company may be entitled. Such remedies shall not be deemed the exclusive remedies for a breach of this Section, but shall be in addition to all remedies available at law or in equity.

13.Additional Provisions.

   13.1Representations and Warranties. Executive and Employer represent and warrant that neither is under a restriction or obligation inconsistent with the execution of this Agreement or the performance of either party's obligations hereunder and neither knows of any reason why the performance due under this Agreement should be hindered in any way.

   13.2Continuing Obligations. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement, which are continuing in nature, including, without limitation, Executive's continuing obligations of confidence, Executive's continuing obligations with respect to business opportunities that were entrusted to Executive during the employment relationship, and specifically Executive's obligations under Section 12 of this Agreement.

   13.3Notices. Any notice required under this Agreement shall be in writing and deemed received (a) on the date delivered if hand-delivered, or (b) on the fifth business day after being deposited in the mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be addressed as follows, unless changed otherwise by any party in accordance with the notice provisions of this
       Section:

          If to a System Company,
          addressed in care of:          with copy to:

          Michael G. Thompson, Esq.      Gary C. Clary
          General Counsel                Senior Vice-President, Human
          639 Loyola Avenue, 26th Floor  Resources and Administration
          New Orleans, LA 70113          639 Loyola Avenue, 14th Floor
                                         New Orleans, LA 70113

          If to Executive, addressed as follows:

          Richard J. Smith
          199 English Turn Drive
          New Orleans, LA 70131

   13.4Binding Agreement. Upon its Effective Date, this
       Agreement is binding upon Executive (and his or her heirs) and Employer (and its successors, agents, heirs or assigns). Executive expressly acknowledges the right of Employer to assign this Agreement and Executive's employment to any successor entity.

   13.5Nonassignability. This Agreement or the right to receive benefits hereunder may not be assigned, encumbered or alienated by Executive in any manner.

   13.6Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Louisiana.

   13.7Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   13.8No Waiver. Failure of either party to give notice of any breach by the other party of, or failure to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

   13.9No Inducements. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein.

   13.10 Modifications and Waivers. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

   13.11 Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

14.Definitions. For purposes of this Agreement, the following terms shall have the meanings hereinafter indicated, except as otherwise set forth in the Agreement or unless a different meaning is plainly required by the context in which the term is used:

   14.1Accrued  Obligations  shall mean Executive's  Annual  Base
       Salary through the Date of Termination to the extent not theretofore paid, together with all unpaid compensation and benefits payable to Executive through the Date of Termination under the terms of Employer's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

   14.2Annual Base Salary shall mean the highest rate of annual base salary payable to Executive by the System at any time on or after the Effective Date of this Agreement.

   14.3Auditor  shall have the meaning set forth in  Section  4.2 hereof.

   14.4Base  Amount shall have the meaning set forth  in  section
       280G(b)(3) of the Code.

   14.5Board shall mean the Board of Directors of Company.

   14.6Cause   for  termination  by  Executive's  System  Company
       employer of Executive s employment shall mean:

       (a) the willful and continued failure by Executive to substantially perform Executive s System duties (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive pursuant to Section 8.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to Executive by the Executive's System Company employer's board, which demand specifically identifies the manner in which the board believes that Executive has not substantially performed Executive's duties; or

       (b) the willful engaging by Executive in conduct which is demonstrably and materially injurious to a System Company, monetarily or otherwise, and which results in a conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

        (c)      a   material  violation  by  Executive  of   any
          agreement   Executive  has  with  a   System   Company,
          including, without limitation, violation of Section  12
          of this Agreement; or

       (d) Executive's willful failure, as determined by J. Wayne Leonard, the Company's Chief Executive Officer as of the date hereof, to fully support and use
          Executive's best efforts to facilitate the consummation of the transactions contemplated by the Merger Agreement (until the Merger Agreement may be terminated) in accordance with Company directives; provided, however, that it shall not be Cause for termination under this clause (d) for Executive, in good faith, to discuss with members of the Board of Directors, the Chief Executive Officer of Company, or peer senior executives of Company, Executive's concerns with, suggestions regarding, or proposed improvements to, the merger implementation process.

       For  purposes  of clauses (a) and (b) of this  definition,
       (x) no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the System; and (y) in the event of a dispute concerning the application of this provision, no claim by Executive's System Company employer that Cause exists shall be given effect unless Executive's System Company employer establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Cause exists. For purposes of clauses (a), (b), (c) and (d) of this definition, no acts of Executive that occurred before execution of this Agreement shall be deemed justification for a Cause claim by Executive's System Company employer unless said acts were unknown to Executive's System Company employer's management and involved the commission of a felony injurious to a System Company.

   14.7Closing   shall  mean  the  earlier  to   occur   of   (a)
       consummation of the transactions contemplated by the Ring-Ranger Merger Agreement or (b) the occurrence of a "Change in Control" (as defined in Company's Executive Continuity Plan in effect on the date hereof).

   14.8Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

  14.9 Committee  shall  mean  (a) the individuals  who,  on  the date hereof, constitute the Personnel Committee of the Board, plus (b) in the event that fewer than three individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause
        (b)).

  14.10Company  shall mean Entergy Corporation and shall  include
        any   successor  to  its  business  and/or  assets  which
        assumes   and   agrees  to  perform  this  Agreement   by
        operation of law, or otherwise.

   14.11 Date of Termination shall have the meaning set forth in Section 8.2 hereof.

   14.12 Disability shall be deemed the reason for the termination by a System employer of Executive's employment, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive's duties with the System for a period of six (6) consecutive months, Executive's System Company employer shall have given Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive s duties.

   14.13     EOP  shall mean the Equity Ownership Plan of Entergy
       Corporation   and  Subsidiaries,  or  any   successor   or
       replacement plan.

   14.14     Excise  Tax shall mean any excise tax imposed  under
       section 4999 of the Code.

   14.15 Executive shall mean the individual named in the first paragraph of this Agreement.

   14.16 Good Reason for termination by Executive's System Company employer of Executives employment shall mean the occurrence (without Executive's express written consent) of any one of the following acts by Executive's System
        Company employer, or failure by Executive's System Company employer to act, unless, in the case of any act or failure to act described in paragraph (b) (f), (g), or (h) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

       (a)     for  the period through and including the date  of
          Closing, the substantial reduction or alteration in the nature or status of Executive's duties or responsibilities from those in effect on the date of this Agreement, other than an insubstantial and inadvertent act that is remedied by Executive's System Company employer promptly after receipt of notice thereof given by Executive and other than any such alteration primarily attributable to the fact that Executive's System Company employer may no longer be a public company;

       (b) following the date of Closing, the failure of Executive's System Company employer to provide Executive with a position in the successor entity at the level of Senior Vice-President or above and with compensation comparable to that of other senior executives at Executive's position, and (i) the employment location of which shall be, at the discretion of the Chief Executive Officer of the surviving merged entity, not more than 20 miles from
          (A) Executive's principal place of employment on the date hereof, or (b) the corporate headquarters of the Merged Entity (or of any other party (or parent thereof) to the Merger Agreement), except for required travel on Executive's System Company employer's business to an extent substantially consistent with Executive's present business travel, and (ii) with relocation and interim living allowances no less than those available to Executive's System Company employer's executives (or to FPL Group's executives, (or the executives of any other party (or parent thereof) to the Merger Agreement), if higher) as in effect on the date hereof, in the event relocation is required consistent with this subsection;

       (c) the relocation of Executive's principal place of employment to a location more than 20 miles from Executive's principal place of employment on the date hereof or Executive's System Company employer's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Executive's System Company employer's business to art extent substantially consistent with Executive's present business travel obligations, provided, however, that this paragraph (c) shall not apply in the event Executive is provided a position in the successor entity in accordance with (b) above;

       (d)      a   reduction   by  Executive's  System   Company
          employer in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

       (e) the failure by Executive's System Company employer to pay to Executive any portion of
          Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of Executive's System Company employer, within seven
          (7) days of the date such compensation is due;

        (f) the failure by Executive's System Company employer to continue in effect any compensation plan in which Executive participates on or after the date hereof which is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Executive's System Company employer to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed on the date hereof (or as the same may be improved after the date hereof);

        (g)      the   failure  by  Executive's  System   Company
          employer to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of Executive's System Company employer's pension, savings, life insurance, medical, health and accident, or disability plans in which Executive participates on or after the date hereof, the taking of any other action by Executive's System Company employer which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on or after the date hereof, or the failure by Executive's System Company employer to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with Executive's System Company employer in accordance with Executive's System Company employer's normal vacation policy in effect on the date hereof (or as the same may be improved after the date hereof); or

       (h) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section
          8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

       Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless Executive's System Company employer establishes to the Committee (and to the arbitrator(s) in the event of arbitration of a dispute or controversy hereunder) by clear and convincing evidence that Good Reason does not exist.

   14.17     Gross-Up Payment shall have the meaning set forth in
       Section 4.1 hereof.

   14.18     LTIP  shall mean the Long Term Incentive Program  of
       the   EOP,  or  any  successor  or  replacement  long-term
       incentive program.

   14.19 Merger Agreement shall mean the Ring-Ranger Merger Agreement or any other agreement, the consummation of the transactions contemplated by which would constitute a "Change in Control" under the Company's Executive Continuity Plan, as in effect on the date hereof.

   14.20 Normal Post-Termination Compensation and Benefits shall mean Executive's normal post-termination compensation and benefits as such payments become due, and determined under, and paid in accordance with, Executive's System Company employer's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

   14.21 Notice of Termination shall have the meaning set forth in Section 8.1 hereof.

   14.22 Other EOP Awards shall mean (a) the vesting of, and lapse of restrictions on, all restricted shares, stock options, and other awards (excluding awards under the LTTP), as applicable, granted to Executive prior to the Date of Termination, to the extent such shares, options or other awards have not already vested or restrictions thereon have not yet lifted, and (b) the extension of the period during which stock options shall be exercisable for the remainder of the ten-year term extending from the grant date.

   14.23 Qualifying Termination shall mean a termination of Executive's employment (a) by
        Executive  for  Good  Reason at any  time  prior  to  the
        earlier of termination of the Merger Agreement or the third anniversary date of the Closing; or (b) by Executive's System Company employer other than for Cause at any time prior to the earlier of termination of the Merger Agreement or the third anniversary date of the Closing.

   14.24 Retention Bonus shall mean a total cash amount of $1,575,000.00.

   14.25    System  shall  mean  Company  and  all  other  System
            Companies.

   14.26 System Company(ies) shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity, which term shall include the Merged Entity after the Closing.

   14.27       Target  LTIP  Award  shall  mean  the  number   of
        performance shares or performance share units, as applicable, that Executive shall be entitled to receive under the LTLP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the target pay out level under the long term incentive program with respect to such performance periods.

   14.28    Tax  Counsel  shall  have the meaning  set  forth  in
            Section 4.2 hereof.

   14.29    Total   Payments   shall  mean  those   payments   so
            described in Section 4.1 hereof.

   IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement on the dates indicated below, which Agreement may be executed in multiple originals, to be effective on the Effective Date herein provided.

   ACCEPTED BY EMPLOYER:              ACCEPTED BY EXECUTIVE:
   Entergy Services, Inc.
   By its Duly Authorized Agent:


   /s/ C. Gary Clary                       /s/ Richard J. Smith
   C. Gary Clary                           Richard J. Smith
   Sr. Vice-President, Human Resources
   and Administration                      Executed this ___ day of ___ 2001.
   Executed this ___ day of ___ 2001.